Interlink Plus posts 800% plus YOY Revenue; Continues to expand trade show services in addition to related inbound group travel needs

GlobeNewswire• March 15, 2018

LAS VEGAS, March 15, 2018 (GLOBE NEWSWIRE) -- Per our latest 10Q, Interlink Plus (OTC:ITRK) is pleased to announce an 800% plus increase in revenues for the six months ended December 31, 2017 over the same period ended 2016. 2017 saw an increase in inbound group travel, as well as trade show booth rental.  Interlink Plus prides ourselves on our customer service when it comes to offering our clients the best prices and oversight for their travel.

Per shareholder inquires, (ITRK) is a fully reporting and audited company with a share structure as of March 15, 2018 of 67,373,008 Issued and outstanding of which 62,000,000 are restricted affiliate shares, leaving a publicly traded float of 5,373,008. This is reflected in the company’s latest quarterly filing. We ask that shareholders reference our filings should they have any additional questions.

Interlink Plus Inc. is specializing in group travel and convention services including but not limited to, group hotel reservation, group activities, booth staffing, booth design and rental, tradeshow marketing etc. Worldwide and US Based companies are welcome to submit requests through our website for all your group travel and convention needs: https://www.interlinkplus.com.  (Major revisions to this website will be forthcoming.)

Safe Harbor Statement: This release contains forward-looking statements with respect to the results of operations and business of Interlink Plus, Inc., which involves risks and uncertainties. The Company's actual future results could materially differ from those discussed.  The Company intends that such statements about the Company's future expectations, including future revenues and earnings, and all other forward looking statements be subject to the "Safe Harbors" provision of the Private Securities Litigation Reform Act of 1995.

Contact:

info@interlinkplus.com